EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-10281, 333-110393, 333-147377, 333-170506, 333-228204 and 333-268272 on Form S-8, and Registration Statement No. 333-226705 on Form S-3 of our reports dated August 3, 2023, relating to the consolidated financial statements and financial statement schedule of Automatic Data Processing, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Automatic Data Processing, Inc. for the year ended June 30, 2023.

/s/ Deloitte & Touche LLP
Morristown, New Jersey
August 3, 2023